Exhibit 10.45
Tompkins Financial Non-Equity Short Term Incentive Plan
Senior Leadership Team

Introduction
a.The Tompkins Financial Non-Equity Short Term Incentive Plan (“the Plan”) is a performance based variable compensation program tied to the achievement of specific performance metrics and strategic goals. It is designed to motivate and reward selected Senior Officers of Tompkins Financial or one of its affiliates (“the Company”) for their contributions to the Company’s growth, profitability, and overall success.

Eligibility and Participation
a.Selected Senior Officers of the Company who are members of the Company’s Senior Leadership Team and affirmed by the Compensation Committee may be considered for compensation in addition to current base pay for the attainment of agreed-upon objectives and significant contributions to the Company’s short and long-term success (“the Participants”).
b.The Participant’s potential payout will be determined based on their position.
c.A Participant must be in “good standing” at the time of the Plan awards in order to receive any payment from the Plan, regardless of their performance rating or attainment of goals, e.g., employees who have been terminated or given notice of resignation before payments are made are ineligible to receive any payment from the Plan.
d.Responsible for the ongoing risk ownership and management of business operations to ensure all areas of the company meet Tompkins’ standards for operational excellence. Identify opportunities to mitigate risk, monitor exceptions, hold team members accountable for adhering to TMP, TCB/TFA policies, standards and operational procedures and meeting objectives for compliance with regulatory requirements and the bank's own stated objectives and risk appetite.

Performance Metrics
a.Plan awards will be based on individual performance and on the performance of Tompkins Financial Corp and its Affiliates (“the Company”) in accordance with the plan grid (Appendix A).
b.Corporate performance will be based on actual results of goals established at the start of each calendar year as described in Appendix B.

Individual Performance Goals
a.At the start of the calendar year, clear, specific, measurable, and achievable performance goals will be established for each Participant and confirmed by their respective Manager.
Plan Payments
a.The recommended payout of the Corporate component will be determined as described in Appendix C. All final Plan award amounts will be approved by the President & CEO and the Executive Compensation Committee and ratified by the Board of Directors as necessary.
Clawback Provisions
a.In accordance with the Clawback Policy adopted by the Board of Directors’ Compensation Committee, the Plan includes provisions allowing the Company to recover incentive-based, executive compensation in connection with accounting restatements due to material noncompliance with federal securities laws.

Regulatory Compliance
a.The Plan will comply with all applicable banking regulations and guidelines. The Plan will be reviewed periodically to ensure alignment with changing business objectives and market conditions.

Compensation Committee Discretion
a.The Compensation Committee has the discretion to further modify goals or results (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Corporation or the financial statements of the Corporation; or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions. This would include, but is not limited to, one‐time acquisition‐related expenses and impact of stock repurchases, if applicable, to the extent such impact was not a factor in setting the original goals.

Appendix A
The following grid is used to determine the approximate weight to be given each component of the Plan in determining the Participants' payout.

Position	Corporate	Individual
Tompkins Financial President & CEO	80%	20%
Corporate Sr. Leadership Team: CFO Shared Services	70%	30%
President TFA President Tompkins Community Bank Market Presidents TCB	60%	40%

Appendix B
A.The Corporate Component performance of the Plan will be based on three (3) equally weighted metrics:
1.Core Earnings per Share (EPS)
2.Core PPNR per Share
3.Core Revenue per Share
B.Annually Targets are established for each performance metric. Targets are set and communicated to Participants at the start of the calendar year based on the Company’s budget as adopted by the Board of Directors. Current year targets are in Appendix D.

Appendix C

At year end, the actual performance of each metric will be compared to the target. Performance of each metric is calculated independently. The recommended payout range for each level of performance is provided in the table below:

Performance	Payout
115% +	125% - 150%
110% - 114.9%	110% - 125%
105% - 109.9%	100% - 110%
100% - 104.9%	95% - 100%
95% - 99.9%	85% - 95%
85% - 94.9%	70% - 85%
70% - 84.9%	0% - 70%
Under 70%	0%

The Compensation Committee and Board of Directors have sole discretion in
Establishing the final payout for each of the Plan’s Participants.

Appendix D

Tompkins Financial Non-Equity Short Term Incentive Plan Senior Leadership Team Goals
Corporate:

Metric	Target
Core EPS
Core Revenue per share (PPNR)
Revenue per share

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